                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295



                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 12

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.

                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                         (Title of Class of Securities)

                                   38141G 10 4

                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                January 18, 2001

             (Date of Event which Requires Filing of this Statement)

              If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is
 filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

-----------------------------
CUSIP NO. 38141G 10 4                                    13D
-----------------------------


-------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)               (a)  [x]
    As to a group consisting of persons other than Covered Persons      (b)  [x]
-------------------------------------------------------------------------------
3.  SEC USE ONLY
-------------------------------------------------------------------------------
4.  SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to
    Uncovered Shares(2)
    (Applies to each person listed on Appendix A.)
-------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEM 2(d) OR 2(e)                                           [ ]
    (Applies to each person listed on Appendix A.)
-------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
-------------------------------------------------------------------------------

                         7.  SOLE VOTING POWER (See Item 6)
       NUMBER OF            As to Covered Shares, 0
        SHARES              As to Uncovered Shares, as stated in Appendix A
     BENEFICIALLY
       OWNED BY          -------------------------------------------------------
       REPORTING         8. SHARED VOTING POWER (See Item 6) (Applies to each
        PERSON              person listed on Appendix A.)
         WITH               265,301 Covered Shares held by Covered Persons
                            6,917 Uncovered Shares held by Covered Persons(3)
                            2,087,405 Other Uncovered Shares held by Covered
                            Persons(4)
                            10,987,710 shares held by KAA(5)
                            16,243,610 shares held by SBCM(5)
                         ------------------------------------------------------
                          9. SOLE DISPOSITIVE POWER (See Item 6)
                             As to Covered Shares, less than 1%
                             As to Uncovered Shares, as stated in Appendix A
                         ------------------------------------------------------
                          10. SHARED DISPOSITIVE POWER (See Item 6):
                              As to Covered Shares, 0
                              As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON                                                       267,395,539(6)
-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [x](6)
     CERTAIN SHARES (Applies to each person listed on Appendix A.)
-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                55.51%(6)
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the caption "Trusts"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

-----------

(1) For a definition of this term, please see Item 2.

(2) For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 102 private charitable foundations established by 102 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares. 2

(5) For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SBCM. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SBCM.

(6) Excludes 10,987,710 and 16,243,610 shares of Common Stock held by KAA and SBCM, respectively, as to which each Covered Person disclaims beneficial ownership.

                                                                      APPENDIX A

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Paul M. Achleitner                        Austria             0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Anand Aithal                                UK                0             0             0               0
Elliot M. Alchek                                              0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Lay Pheng Ang                            Singapore            0             0             0               0
Kazutaka P. Arai                     North Korea/             0             0             0               0
                                     South Korea
John A. Ashdown                             UK                0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Mitchel J. August                                             0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Stephen D. Balsamo                                           100            0            100              0
Mark E. Bamford                                               0             0             0               0
John S. Barakat                                               0             0             0               0
Adam P. Barrett                             UK                0             0             0               0
Christopher M. Barter                                         0             0             0               0
Barbara J. Basser-Bigio                                       0             0             0               0
Carl-Georg Bauer-Schlichtegroll           Germany             0             0             0               0
David Baum                                                    0             0             0               0
Patrick Y. Baune                          France              0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Kenneth Berents                                               0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Thomas P. Berquist                                            0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
James J. Birch                              UK                0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
Charles C. Bradford III                                       0             0             0               0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0
Daniel G. Brennan                                             0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Peter M. Brooks                                               0             0             0               0
Edward A. Brout                                               0             0             0               0
Charles K. Brown                            UK                0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
Sholom Bryski                                                 0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
Calvert C. Burkhart                                           0             0             0               0
David D. Burrows                                              0             0             0               0
Michael S. Burton                           UK                0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Andrew Cader                                                  0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Carmine C. Capossela                                          0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Calvin R. Carver, Jr.                                         0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Mark A. Castellano                                            0             0             0               0
Douglas W. Caterfino                                          0             0             0               0
Michael J. Certo                                              0             0             0               0
Varkki P. Chacko                         USA/India            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Thomas P. Chang                                               0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                          0             0             0               0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Maura J. Clark                            Canada              0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Michael D. Cochrane                       Canada              0             0             0               0
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                           200             0           200               0
Lawrence H. Cohen                                             0             0             0               0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Robert G. Collins                                             0             0             0               0
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
Liam Connell                                                  0             0             0               0
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Jon S. Corzine                                                0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0
Eric J. Coutts                              UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Meyrick Cox                                 UK                0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
John P. Curtin, Jr.                                           0             0             0               0
John W. Curtis                                                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Michael H. Davis                                              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Emanuel Derman                                                0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
Stephen J. DiLascio                                           0             0             0               0
James D. Dilworth                                             0             0             0               0
Paul M. DiNardo                                               0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Sandra D'Italia                                               0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
John E. Eisenberg                                             0             0             0               0
Gary L. Eisenreich                                            0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Glenn D. Engel                                                0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Davide G. Erro                             Italy              0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Brian F. Farr                                                 0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
Robert P. Fisher, Jr.                                         0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. Fitzpatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
David N. Fleischer                                            0             0             0               0
David B. Ford                                                 0             0             0               0
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Randy W. Frankel                                              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Shirley Fung                                UK                0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Emmanuel Gavaudan                         France              0             0             0               0
Nicholas J. Gaynor                          UK                0             0             0               0
Richard A. Genna                                              0             0             0               0
Eduardo B. Gentil                                             0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0             0             0               0
Joseph H. Gleberman                                           0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Charles G. Goetz                                              0             0             0               0
Jeffrey B. Goldenberg                                         0         2,860(7)          0           2,860(7)
Jacob D. Goldfield                                            0             0             0               0
Gary F. Goldring                                              0             0             0               0
James S. Golob                                                0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0

----------

(7)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Andrew M. Gordon                                              0             0             0               0
Anthony J. Gordon                                             0             0             0               0
Roger H. Gordon                                               0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Thomas J. Gravina                                           200             0           200               0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
Eric P. Grubman                                               0             0             0               0
Celeste A. Guth                                               0             0             0               0
Edward S. Gutman                                              0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Roger C. Harper                                               0             0             0               0
Charles T. Harris III                                         0             0             0               0
Robert S. Harrison                                            0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Arthur J. Hass                                                0             0             0               0
Arne K. Hassel                            Sweden              0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Walter H. Haydock                                             0             0             0               0
Isabelle Hayen                            Belgium             0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Thomas J. Healey                                              0             0             0               0
John P. Heanue                                                0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
William L. Hemphill                                           0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Mary C. Henry                                                 0             0             0               0
Peter C. Herbert                                              0             0             0               0
Raimund W. Herden                         Germany             0             0             0               0
Carl H. Hewitt                                                0          1000(8)          0            1000(8)
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                        Canada              0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Richard R. Hogan                                              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Thomas J. Hopkins                                             0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                      0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                               0             0             0               0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
John S. Iglehart                                              0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0
Masahiro Iwano                             Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Ronald H. Jacobe, Jr.                                         0             0             0               0

----------
(8)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Mark M. Jacobs                                                0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Reuben Jeffery III                                            0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                             0             0             0               0
Robert H. Jolliffe                          UK                0             0             0               0
Andrew J. Jonas                                               0             0             0               0
Robert C. Jones                                               0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Chansoo Joung                                                 0             0             0               0
Marc H. Jourdren                          France              0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Fred J. Kambeitz                                              0             0             0               0
Ann F. Kaplan                                                21             0            21               0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
Sofia Katzap                                                  0             0             0               0
James C. Katzman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Tetsuya Kawano                             Japan              0             0             0               0
R. Mark Keating                                               0             0             0               0
Peter R. Kellogg                                              0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Peter A. Kiernan                           U.K.               0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
James T. Kiernan, Jr.                                         0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                          0             0             0               0
Colin E. King                             Canada              0             0             0               0
Robert C. King, Jr.                                           0             0             0               0
Adrian P. Kingshott                         UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Timothy M. Kingston                                           0             0             0               0
Frank J. Kinney, III                                          0             0             0               0
Lincoln Kinnicutt                                             0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael K. Klingher                                           0             0             0               0
Craig A. Kloner                                               0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Stanley Kogelman                                              0             0             0               0
John T. Koh                              Singapore            0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Richard E. Kolman                                             0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                                0            15(9)          0              15(9)
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Lawrence Kutscher                                             0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
David  G. Lambert                                             0             0             0               0
Thomas K. Lane                                                0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Chang-Ho J. Lee                       USA/South Korea         0             0             0               0
Donald C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Alan B. Levande                                               0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Stephen M. Levick                                             0             0             0               0
Ronald S. Levin                                               0             0             0               0

----------

(9) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
George C. Liberopoulos                  Canada/USA            0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Susan S. Lin                           Hong Kong/USA          0             0             0               0
Syaru Shirley Lin                                             0             0             0               0
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
C. Richard Lucy                                               0             0             0               0
Michael C. Luethke                                            0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Michael R. Lynch                                              0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Arthur S. Margulis, Jr.                                       0             0             0               0
Carmen Marino                                                 0             0             0               0
Jorge O. Mariscal                         Mexico              0             0             0               0
Richard J. Markowitz                                          0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicolas I. Marovich                                           0             0             0               0
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Tadanori Matsumura                         Japan              0             0             0               0
Karen A. Matte                                                0             0             0               0
Heinz Thomas Mayer                        Germany             0             0             0               0
Thomas J. McAdam                                              2             0             2               0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Lynn M. McCormick                                             0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
Tracy K. McHale Stuart                                        0             0             0               0
John C. McIntire                                              0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
James A. McNamara                                             0             0             0               0
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
Anne Welsh McNulty                                            0             0             0               0
John P. McNulty                                               0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                                 0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Michael C. Melignano                                          0             0             0               0
Michael A. Mendelson                                          0             0             0               0
Roberto Mendoza                                               0             0             0               0
Amos Meron                              USA/Israel            0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Lowell J. Millar                                              0             0             0               0
Gunnar T. Miller                                              0             0             0               0
Kenneth A. Miller                                             0             0             0               0
Therese L. Miller                                             0             0             0               0
James E. Milligan                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
Peter A. Mindnich                                             0             0             0               0
John J. Minio                                                 0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Kurt C. Mobley                                                0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0
Jennifer Moses                                                0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Timothy R. Mullen                                             0             0             0               0
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                             43             0            43               0
Raymond T. Murphy                                             0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Gabrielle U. Napolitano                                       0             0             0               0
Avi M. Nash                                                   0             0             0               0
Trevor P. Nash                              UK                0             0             0               0
Kevin D. Naughton                                           235             0           235               0
Warwick M. Negus                         Australia            0             0             0               0
Daniel M. Neidich                                            22             0            22               0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Geoffrey W. Nicholson                       UK                0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer                 USA/France            0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Alok Oberoi                                India              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Fergal J. O'Driscoll                      Ireland             0             0             0               0
David Ogens                                                   0             0             0               0
Jinsuk T. Oh                            South Korea           0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
John C. O'Hara                                                0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Robert J. Pace                                                0             0             0               0
Robert N. Packer                                              0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Michael L. Pasternak                        UK                0             0             0               0
Ketan J. Patel                              UK                0             0             0               0
Melissa B. Patrusky                                           0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
Arthur J. Peponis                                             0             0             0               0
David E. Perlin                                               0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Michel G. Plantevin                       France              0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Roderic L. Prat                           Canada              0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Nomi M. Prins                                                 0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Goran V. Puljic                                               0             0             0               0
Alok Puri                                   UK                0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                  Phillippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Joseph Ravitch                                                0             0             0               0
Girish V. Reddy                                               0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Anthony John Reizenstein                    UK                0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0
Paul M. Roberts                             UK                0             0             0               0
Simon M. Robertson                          UK                0             0             0               0
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0             0             0               0
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0
Stuart R. Rubenstein                                          0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Ernest H. Ruehl, Jr.                                          0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA           0             0             0               0
Richard M. Ruzika                                             0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Richard C. Salvadore                                          0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico            204             0           204               0
Richard A. Sapp                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Masanori Sato                              Japan              0             0             0               0
Tsutomu Sato                               Japan            240             0           240               0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
Robert Schaefer                                               0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                     1,000             0         1,000               0
Gary B. Schermerhorn                                          0             0             0               0
Mitchell I. Scherzer                      Canada              0             0             0               0
Peter Schiefer                            Germany             0             0             0               0
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0             0             0               0
Patrick P. Scire                                              0             0             0               0
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Karen D. Seitz                                                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Ramakrishna Shanker                      India/USA            0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Mary Beth Shea                                                0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Evan W. Siddall                          Canada/UK            0             0             0               0
Michael H. Siegel                                             0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harvey Silverman                                              0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Allen W. Sinsheimer                                           0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0             0             0               0
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
Randolph C. Snook                                             0             0             0               0
Jonathan S. Sobel                                             0             0             0               0
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Sergio E. Sotolongo                                           0             0             0               0
Vickrie C. South                                              0             0             0               0
Daniel L. Sparks                                              0             0             0               0
Marc A. Spilker                                               0             0             0               0
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Esta E. Stecher                                               0             0             0               0
Cathrine S. Steck                                             0             0             0               0
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0
Stuart L. Sternberg                                           0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Steven H. Strongin                                            0             0             0               0
Timothy T. Storey                         Canada              0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Nobumichi Sugiyama                         Japan              0             0             0               0
Patrick Sullivan                                              0             0             0               0
Johannes R. Sulzberger                    Austria             0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0
George M. Suspanic                         Spain              0             0             0               0
Richard J. Sussman                                            0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Watanan Suthiwartnarueput                Thailand             0             0             0               0
Gary J. Sveva                                                 0             0             0               0
Eric S. Swanson                                               0             0             0               0
Andrew M. Swinburne                         UK                0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
Caroline H. Taylor                          UK                0             0             0               0
John H. Taylor                                                0             0             0               0
Robert E. Taylor                                              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Greg W. Tebbe                                                 0             0             0               0
David H. Tenney                                               0             0             0               0
Kiyotaka Teranishi                         Japan              0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
Darren S. Thompson                                            0             0             0               0
John L. Thornton                                              0             0             0               0
Timothy J. Throsby                       Australia            0             0             0               0
Rory T. Tobin                             Ireland             0             0             0               0
Daisuke Toki                               Japan              0             0             0               0
Gary S. Tolchin                                               0             0             0               0
Peter K. Tomozawa                                             0             0             0               0
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
Leslie C. Tortora                                             0             0             0               0
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Lawrence F. Trainor                                           0             0             0               0
Stephen S. Trevor                                             0             0             0               0
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Daniel Truell                               UK                0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Robert B. Tudor III                                           0             0             0               0
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia          554             0           554               0
Christopher H. Turner                                         0             0             0               0
Gareth N. Turner                          Canada              0             0             0               0
Thomas B. Tyree, Jr.                                          0             0             0               0
Harkanwar Uberoi                           India              0             0             0               0
Eiji Ueda                                  Japan              0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0
John E. Urban                                                 0             0             0               0
Lucas van Praag                             UK                0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Frederick G. Van Zijl                                         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Ashok Varadhan                                                0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
George F. Varsam                                              0             0             0               0
John J. Vaske                                                 0             0             0               0
David A. Viniar                                               0             0             0               0
Barry S. Volpert                                              0             0             0               0
Casper W. Von Koskull                     Finland             0             0             0               0
Robert T. Wagner                                              0             0             0               0
George H. Walker IV                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Thomas B. Walker III                                          0             0             0               0
Berent A. Wallendahl                      Norway              0             0             0               0
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Patrick J. Ward                                               0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Jerry T. Wattenberg                                           0             0             0               0
Edward F. Watts, Jr.                                          0           190(10)         0             190(10)
David M. Weil                                                 0             0             0               0
Frank Weinberg III                                            0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0
Helge Weiner-Trapness                     Sweden              0             0             0               0
Gregg S. Weinstein                                            0             0             0               0
Scott R. Weinstein                                            0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Martin M. Werner                          Mexico              0             0             0               0
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Peter Wheeler                               UK                0             0             0               0
Barbara A. White                                              0             0             0               0
A. Carver Wickman                                             0             0             0               0
C. Howard Wietschner                                          0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0
Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Thomas F. Williams                                            0             0             0               0
Todd A. Williams                                              0             0             0               0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Keith R. Wills                              UK                0             0             0               0
Kevin D. Willsey                                              0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Kurt D. Winkelmann                                            0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0
William H. Wolf, Jr.                                          0             0             0               0
Melinda B. Wolfe                                              0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0
Zi Wang Xu                             Canada/China           0             0             0               0
                                           (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                         Japan              0             0             0               0
Yasuyo Yamazaki                            Japan             11             0            11               0

----------
(10) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------      -----------------    -----------    ----------   -----------   ----------------
Anne Yang                                                     0             0             0               0
Xiang-Dong Yang                         China (PRC)           0             0             0               0
Danny O. Yee                                                  0             0             0               0
Jaime E. Yordan                                               0             0             0               0
W. Thomas York, Jr.                                           0             0             0               0
Wassim G. Younan                          Lebanon             0             0             0               0
Paul M. Young                                                 0             0             0               0
Richard M. Young                                              0             0             0               0
Bryant M. Yunker, Jr.                                         0             0             0               0
Jeffrey J. Zajkowski                                          0             0             0               0
Michael J. Zamkow                                             0            20(11)         0              20(11)
Paolo Zannoni                              Italy              0             0             0               0
Yoel Zaoui                                France              0             0             0               0
Gregory Zenna                                                 0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Alphonse Zenna                                                0             0             0               0
Joan H. Zief                                                  0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0
Mark A. Zurack                                                0             0             0               0

Shares held by 102 private                  N/A               0         2,087,405         0         2,087,405
charitable foundations established
by 102 Covered Persons each of
whom is a co-trustee of one or
more of such private charitable
foundations (12)


----------
(11) Shared with family members.

(12) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                                 ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------           ------------------  ------------   ---------    -----------    -----------
TRUSTS
120 Broadway Partners                          New Jersey           0             0             0              0
2000 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                          0             0             0              0
2000 Danny O. Yee Grantor Retained
    Annuity Trust                                                   0             0             0              0
2000 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                          0             0             0              0
2000 Girish V. Reddy Grantor Retained
    Annuity Trust                                                   0             0             0              0
2000 James M. Sheridan Grantor
    Retained Annuity Trust                                          0             0             0              0
2000 John A. Thain Grantor Retained
    Annuity Trust                                                   0             0             0              0
2000 Kipp M. Nelson Grantor Retained
    Annuity Trust                                                   0             0             0              0
2000 Mary Ann Casati Grantor Retained
    Annuity Trust                                                   0             0             0              0
2000 Michael E. Novogratz Grantor
    Retained Annuity Trust                                          0             0             0              0
2000 Scott S. Prince Grantor Retained
    Annuity Trust                                                   0             0             0              0
The Abby Joseph Cohen 2000 Annuity
    Trust I                                                         0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                           0             0             0              0
A.C. Trust                                                          0             0             0              0
The Adina R. Lopatin 2000 Trust                                     0             0             0              0
The Alexander H. Witten 2000 Trust                                  0             0             0              0
The Alexander I. Berlinski 2000 Trust                               0             0             0              0
The Alexander Litzenberger 2000
    Grantor Retained Annuity Trust                                  0             0             0              0
The Alexander Litzenberger Remainder
    Trust                                                           0             0             0              0
The Alexandra D. Steel 2000 Trust                                   0             0             0              0
The Alexis Blood 2000 Trust                                         0             0             0              0
The Alyssa Blood 2000 Trust                                         0             0             0              0
The Amanda Liann Mead 2000 Trust                                    0             0             0              0
Anahue Trust                                     Jersey             0             0             0              0
Andrew L. Fippinger-Millennium Trust                                0             0             0              0
The Andrew M Alper 2000 Annuity Trust I                             0             0             0              0

                                                 ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------           ------------------  ------------   ---------    -----------    -----------
The Andrew M. Gordon 2000 Family Trust                              0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    June 2000                                                       0             0             0              0
The Anne R. Witten 2000 Trust                                       0             0             0              0
The Anne Sullivan Wellde 2000 Trust                                 0             0             0              0
The Anthony D. Lauto 2000 Annuity
    Trust I                                                         0             0             0              0
The Anthony D. Lauto 2000 Family Trust                              0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                                Connecticut           0             0             0              0
Arthur J. Reimers, III Grantor
    Retained Annuity Trust 2000               Connecticut           0             0             0              0
The Avi M. Nash 2000 Annuity Trust I                                0             0             0              0
The Avi M. Nash 2000 Family Trust                                   0             0             0              0
The Bari Marissa Schwartz 2000 Trust                                0             0             0              0
Barry A. Kaplan 2000 Family Trust                                   0             0             0              0
Barry A. Kaplan 2000 GRAT                                           0             0             0              0
The Barry L. Zubrow 2000 Annuity
    Trust I                                                         0             0             0              0
The Barry L. Zubrow 2000 Family Trust                               0             0             0              0
The Benjamin H. Sherlund 2000 Trust                                 0             0             0              0
The Benjamin Kraus 2000 Trust                                       0             0             0              0
The Bradley Abelow Family 2000 Trust                                0             0             0              0
The Caceres Novogratz Family Trust                                  0             0             0              0
The Carlos A. Cordeiro Trust                                        0             0             0              0
The Charlotte Steel 2000 Trust                                      0             0             0              0
The Charlotte Textor 2000 Trust                                     0             0             0              0
The Christopher A. Cole 2000 Annuity
    Trust I                                                         0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                           0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                           0             0             0              0
The Christopher Palmisano 2000
    Grantor Retained Annuity Trust                                  0             0             0              0
The Christopher Palmisano Remainder
    Trust                                                           0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                           0             0             0              0

                                                 ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------           ------------------  ------------   ---------    -----------    -----------
The Cody J Smith 2000 Annuity Trust I                               0             0             0              0
The Cody J Smith 2000 Family Trust                                  0             0             0              0
The Connie K. Duckworth 2000 Annuity
    Trust I                                                         0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                           0             0             0              0
The Constance A. Haydock 2000 Trust                                 0             0             0              0
The Daniel Alexander Schwartz 2000
    Trust                                                           0             0             0              0
The Daniel M. Neidich 2000 Annuity
    Trust I                                                         0             0             0              0
The Daniel W. Stanton 2000 Annuity
    Trust I                                                         0             0             0              0
The Daniel W. Stanton, II 2000 Trust                                0             0             0              0
The Danny O. Yee Trust                                              0             0             0              0
The David B. Ford 2000 Annuity Trust
    DTD as of 6/16/2000                       Pennsylvania          0             0             0              0
The David B. Heller 2000 Annuity
    Trust I                                                         0             0             0              0
The David B. Heller 2000 Family Trust                               0             0             0              0
The David G. Lambert 2000 Annuity
    Trust I                                                         0             0             0              0
The David G. Lambert 2000 Family Trust                              0             0             0              0
The David L. Henle 2000 Annuity Trust
    I                                                               0             0             0              0
The David L. Henle 2000 Family Trust                                0             0             0              0
The David M. Baum Family 2000 Trust            New Jersey           0             0             0              0
The David Viniar 2000 Annuity Trust I                               0             0             0              0
The David W. Blood 2000 Annuity Trust
    I                                                               0             0             0              0
The Donald F. Textor 2000 Annuity
    Trust I                                                         0             0             0              0
The Douglas W. Kimmelman Trust                                      0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                                  0             0             0              0
The Edward C. Forst 2000 Annuity
    Trust I                                                         0             0             0              0
The Edward C. Forst 2000 Family Trust                               0             0             0              0
The Edward Scott Mead 2000 Annuity
    Trust I                                                         0             0             0              0

                                                 ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------           ------------------  ------------   ---------    -----------    -----------
Eff Warren Martin 2000 Childrens Trust         California           0             0             0              0
Eff Warren Martin 2000 Grantor
    Retained Annuity Trust                     California           0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                              0             0             0              0
The Elizabeth H. Coulson 2000 Trust                                 0             0             0              0
The Elizabeth L. Heller 2000 Trust                                  0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                   0             0             0              0
The Elizabeth M. Stanton 2000 Trust                                 0             0             0              0
The Elizabeth Steel 2000 Trust                                      0             0             0              0
The Ellie Dorit Neustein 2000 Trust                                 0             0             0              0
The Emily Austen Katz 2000 Trust                                    0             0             0              0
The Emily Stecher 2000 Trust                                        0             0             0              0
The Emma M.L. Mead 2000 Trust                                       0             0             0              0
The Eric Fithian 2000 Trust                                         0             0             0              0
The Erin Marie Tormondsen 2000 Trust                                0             0             0              0
The Esta Eiger Stecher 2000 Annuity
    Trust I                                                         0             0             0              0
The Francis J. Ingrassia 2000 Annuity
    Trust I                                                         0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                           0             0             0              0
The Frank L. Coulson III 2000 Trust                                 0             0             0              0
The Fredric E. Steck 2000 Annuity
    Trust I                                                         0             0             0              0
The Fredric E. Steck 2000 Family Trust                              0             0             0              0
Gary D. Cohn 2000 Family Trust                                      0             0             0              0
Gary D. Cohn 2000 GRAT                                              0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                           0             0             0              0
The George H. Walker 2000 Annuity
    Trust I                                                         0             0             0              0
The George H. Walker 2000 Family Trust                              0             0             0              0
The George W. Wellde, Jr. 2000
    Annuity Trust I                                                 0             0             0              0
The George William Wellde, III 2000
    Trust                                                           0             0             0              0
Ghez 2000 GRAT                                                      0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                      0             0             0              0
The Girish V. Reddy Trust                                           0             0             0              0

                                                 ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------           ------------------  ------------   ---------    -----------    -----------
The Goldenberg 2000 Annuity Trust I                                 0             0             0              0
The Goldenberg 2000 Family Trust                                    0             0             0              0
The Greg M. Ostroff 2000 Annuity
    Trust I                                                         0             0             0              0
The Greg M. Ostroff 2000 Family Trust                               0             0             0              0
The Gregory H. Zehner 2000 Annuity
    Trust I                                                         0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                           0             0             0              0
The Gregory K. Palm 2000 Annuity
    Trust I                                                         0             0             0              0
The Gregory K. Palm 2000 Family Trust                               0             0             0              0
The Guapulo Trust                                Jersey             0             0             0              0
The Howard A. Silverstein 2000
    Annuity Trust I                                                 0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                           0             0             0              0
The Howard B. Schiller 2000 Annuity
    Trust I                                                         0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                   0             0             0              0
The J. David Rogers 2000 Annuity
    Trust I                                                         0             0             0              0
The James Alexander Mead 2000 Trust                                 0             0             0              0
The James M. Sheridan Trust                                         0             0             0              0
The James Nicholas Katz 2000 Trust                                  0             0             0              0
James P. Riley, Jr. 2000 Family Trust                               0             0             0              0
James P. Riley, Jr. 2000 GRAT                                       0             0             0              0
The Jason Kraus 2000 Trust                         UK               0             0             0              0
The Jason William Tortora 2000 Trust                                0             0             0              0
The Jeffrey D. Witten 2000 Trust                                    0             0             0              0
The Jennifer Lauren Alper 2000 Trust                                0             0             0              0
JG 2000 Trust                                                       0             0             0              0
JG 2000 Trust (continuing trust)                                    0             0             0              0
The John A. Thain Trust                                             0             0             0              0
The John J. Powers 2000 Family Trust                                0             0             0              0
The John L. Townsend, III 2000
    Annuity Trust I                                                 0             0             0              0
The John O. Downing 2000 Annuity
    Trust I                                                         0             0             0              0
The John O. Downing 2000 Family Trust                               0             0             0              0

                                                 ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------           ------------------  ------------   ---------    -----------    -----------
The John P. Curtin, Jr. 2000 Annuity
    Trust I                                                         0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                           0             0             0              0
The John R. Tormondsen 2000 Annuity
    Trust I                                                         0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                              0             0             0              0
The John S. Weinberg 2000 Annuity
    Trust I                                                         0             0             0              0
The John S. Weinberg 2000 Family Trust                              0             0             0              0
The Jonathan G. Neidich 2000 Trust                                  0             0             0              0
The Jonathan M. Lopatin 2000 Annuity
    Trust I                                                         0             0             0              0
The Jordan Viniar 2000 Trust                                        0             0             0              0
The Joseph Della Rosa 2000 Annuity
    Trust I                                                         0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                           0             0             0              0
The Joseph H. Gleberman 2000 Annuity
    Trust I                                                         0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                           0             0             0              0
The Karen Barlow Corrigan 2000 Trust                                0             0             0              0
The Karen Rebecca Alper 2000 Trust                                  0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                            Jersey             0             0             0              0
The Katherine A.M. Stanton 2000 Trust                               0             0             0              0
The Katheryn C. Coulson 2000 Trust                                  0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                              0             0             0              0
The Kelsey Fithian 2000 Trust                                       0             0             0              0
The Kenneth Litzenberger 2000 Grantor
    Retained Annuity Trust                                          0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                           0             0             0              0
The Kevin W. Kennedy 2000 Annuity
    Trust I                                                         0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                              0             0             0              0
The Kimberly Lynn Macaione 2000 Trust                               0             0             0              0
The Kimberly R. Textor 2000 Trust                                   0             0             0              0

                                                 ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------           ------------------  ------------   ---------    -----------    -----------
The Kipp M. Nelson Trust                                            0             0             0              0
The Kyle F. Textor 2000 Trust                                       0             0             0              0
The Lauren Schiller 2000 Trust                                      0             0             0              0
The Lawrence R. Buchalter 2000
    Annuity Trust I                                                 0             0             0              0
The Lawrence R. Buchalter 2000 Family
    Trust                                                           0             0             0              0
The Lee G. Vance 2000 Annuity Trust I                               0             0             0              0
The Lee G. Vance 2000 Family Trust                                  0             0             0              0
The Leslie C. Tortora 2000 Annuity
    Trust I                                                         0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                                0             0             0              0
Lloyd C. Blankfein 2000 GRAT                                        0             0             0              0
The Louise Rice Townsend 2000 Trust                                 0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                         New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                             New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                   0             0             0              0
The Marc A. Spilker 2000 Family Trust                               0             0             0              0
The Mark A. Zurack 2000 Annuity Trust
    I                                                               0             0             0              0
The Mark A. Zurack 2000 Family Trust                                0             0             0              0
The Mark A. Zurack 2000 Issue Trust                                 0             0             0              0
Mark Dehnert Living Trust                       Illinois            0             0             0              0
The Mark Schwartz 2000 Annuity Trust I                              0             0             0              0
The Mark Tercek 2000 Annuity Trust I                                0             0             0              0
The Mark Tercek 2000 Family Trust                                   0             0             0              0
Marks 2000                                                          0             0             0              0
Marks 2000 (continuing trust)                                       0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                           0             0             0              0
The Mary Ann Casati Trust                                           0             0             0              0
The Matthew D. Rogers 2000 Trust                                    0             0             0              0
The Maya Bettina Linden 2000 Trust                                  0             0             0              0
The Merritt Moore Townsend 2000 Trust                               0             0             0              0
The Mesdag Family Trust                         Delaware            0             0             0              0

                                                 ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------           ------------------  ------------   ---------    -----------    -----------
The Michael A. Price 2000 Annuity
    Trust I                                                         0             0             0              0
The Michael A. Price 2000 Family Trust                              0             0             0              0
The Michael D. Ryan 2000 Annuity
    Trust I                                                         0             0             0              0
The Michael D. Ryan 2000 Family Trust                               0             0             0              0
The Michael J. Zamkow 2000 Annuity
    Trust I                                                         0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                           0             0             0              0
The Michael Stecher 2000 Trust                                      0             0             0              0
The Milton R. Berlinski 2000 Annuity
    Trust I                                                         0             0             0              0
The Mossavar-Rahmani 2000 Annuity
    Trust I                                                         0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                              0             0             0              0
Murphy 2000                                                         0             0             0              0
Murphy 2000 (continuing trust)                                      0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                                0             0             0              0
The Nicole Schiller 2000 Trust                                      0             0             0              0
The Nina B. Haydock 2000 Trust                                      0             0             0              0
The Peter C. Gerhard 2000 Annuity
    Trust I                                                         0             0             0              0
The Peter C. Gerhard 2000 Family Trust                              0             0             0              0
The Peter D. Kiernan, III 2000
    Annuity Trust I                                                 0             0             0              0
The Peter Kiernan IV 2000 Trust                                     0             0             0              0
The Peter S. Kraus 2000 Annuity Trust
    I                                                               0             0             0              0
The Philip D. Murphy 2000 Annuity
    Trust I                                                         0             0             0              0
The Philip D. Murphy 2000 Family Trust                              0             0             0              0
The Philip Darivoff 2000 Annuity
    Trust I                                                         0             0             0              0
The Rachel M. Darivoff 2000 Trust                                   0             0             0              0
The Ralph F. Rosenberg 2000 Annuity
    Trust I                                                         0             0             0              0
The Ralph F. Rosenberg 2000 Family
    Trust                                                           0             0             0              0
Randal M. Fippinger-Millennium Trust                                0             0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                           0             0             0              0
Rayas Trust                                      Jersey             0             0             0              0

                                                 ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------           ------------------  ------------   ---------    -----------    -----------
The Rebecca Viniar 2000 Trust                                       0             0             0              0
The Richard A. Friedman 2000 Annuity
    Trust I                                                         0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                           0             0             0              0
The Richard A. Sapp 2000 Annuity
    Trust I                                                         0             0             0              0
The Richard A. Sapp 2000 Family Trust                               0             0             0              0
The Richard E. Witten 2000 Annuity
    Trust I                                                         0             0             0              0
The Richard G. Sherlund 2000 Annuity
    Trust I                                                         0             0             0              0
Robert A. Fippinger, Jr.-Millennium
    Trust                                                           0             0             0              0
The Robert B. Litterman 2000 Annuity
    Trust I                                                         0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                           0             0             0              0
The Robert B. Morris III 2000 Annuity
    Trust I                                                         0             0             0              0
The Robert J. Hurst 2000 Annuity
    Trust I                                                         0             0             0              0
The Robert J. Hurst 2000 Family Trust                               0             0             0              0
The Robert J. Katz 2000 Annuity Trust
    I                                                               0             0             0              0
The Robert J. O Shea 2000 Annuity
    Trust I                                                         0             0             0              0
The Robert J. O Shea 2000 Family Trust                              0             0             0              0
The Robert J. Pace 2000 Annuity Trust
    I                                                               0             0             0              0
The Robert J. Pace 2000 Family Trust                                0             0             0              0
The Robert K. Steel 2000 Annuity
    Trust I                                                         0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                           0             0             0              0
The Robin Neustein 2000 Annuity Trust
    I                                                               0             0             0              0
The Samantha Schiller 2000 Trust                                    0             0             0              0
The Sarah B. Lopatin 2000 Trust                                     0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                                 0             0             0              0
The Sarah M. Darivoff 2000 Trust                                    0             0             0              0
The Sarah Rose Berlinski 2000 Trust                                 0             0             0              0
The Scott B. Kapnick 2000 Annuity
    Trust I                                                         0             0             0              0

                                                 ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------           ------------------  ------------   ---------    -----------    -----------
The Scott B. Kapnick 2000 Family Trust                              0             0             0              0
Scott M. Pinkus 2000 Family Trust              New Jersey           0             0             0              0
Scott M. Pinkus 2000 GRAT                      New Jersey           0             0             0              0
The Scott S. Prince Trust                                           0             0             0              0
The Stephen M. Neidich 2000 Trust                                   0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                                0             0             0              0
The Steven T. Mnuchin 2000 Annuity
    Trust I                                                         0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                           0             0             0              0
The Stuart Mark Rothenberg 2000
    Annuity Trust I                                                 0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                    0             0             0              0
The Terence M. O Toole 2000 Annuity
    Trust I                                                         0             0             0              0
The Terence M. O Toole 2000 Family
    Trust                                                           0             0             0              0
The Tess Augusta Linden 2000 Trust                                  0             0             0              0
The Thomas K. Montag 2000 Annuity
    Trust I                                                         0             0             0              0
The Thomas K. Montag 2000 Family Trust                              0             0             0              0
The Tracy Richard Wolstencroft 2000
    Annuity Trust I                                                 0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                    0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00               Pennsylvania          0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00         Pennsylvania          0             0             0              0
Trust u/a dated 01/01/93 for the
    benefit of Stefanie Luckow                 New Jersey           0             0             0              0
Trust u/w James Kellogg III                    New Jersey           0             0             0              0
The Unicorn Trust                                  UK               0             0             0              0
Vyrona Trust                                     Jersey             0             0             0              0
The Walter H. Haydock 2000 Annuity
    Trust I                                                         0             0             0              0
The Walter H. Haydock, Jr. 2000 Trust                               0             0             0              0
The William C. Sherlund 2000 Trust                                  0             0             0              0
The William Keith Litzenberger 2000
    Grantor Retained Annuity Trust                                  0             0             0              0

                                                 ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------           ------------------  ------------   ---------    -----------    -----------
The William Keith Litzenberger
    Remainder Trust                                                 0             0             0              0
The Zachariah Cobrinik 2000 Annuity
    Trust I                                                         0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                           0             0             0              0

PARTNERSHIPS
ALS Investment Partners, L.P.                   Delaware            0             0             0              0
Beech Associates, L.P.                          Delaware            0             0             0              0
Bermuda Partners, L.P.                          Delaware            0             0             0              0
Crestley, L.P.                                  Delaware            0             0             0              0
Daniel G. Brennan Family Limited
    Partnership                                 Illinois            0             0             0              0
Greenley Partners, L.P.                         Delaware            0             0             0              0
HEMPA Limited Partnership                       Delaware            0             0             0              0
JSS Investment Partners, L.P.                   Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                                 Delaware            0             0             0              0
Mesdag Family Limited Partnership               Delaware            0             0             0              0
Mijen Family Partnership                        Illinois            0             0             0              0
Opatrny Investment Partners, L.P.               Delaware            0             0             0              0
Rantz GS Investment Partners, L.P.              Delaware            0             0             0              0
The Rizner Family Limited Partnership           Illinois            0             0             0              0
Savitz Investment Partners, L.P.                Delaware            0             0             0              0
Silverman Partners, L.P.                        Delaware            0             0             0              0
Trott GS Investment Partners, L.P.              Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.               Delaware            0             0             0              0
Windy Hill Investment Company II, L.P.          Delaware            0             0             0              0
Winkelried Investment Partners, L.P.            Delaware            0             0             0              0

CORPORATIONS
Anahue Limited                                   Jersey             0             0             0              0
Guapulo Holdings Ltd                             Jersey             0             0             0              0
HJS2 Limited                                 Cayman Islands         0             0             0              0
IAT Reinsurance Syndicate Ltd.                  Bermuda             0             0             0              0
Majix Limited                                    Jersey             0             0             0              0
Melalula Limited                                 Jersey             0             0             0              0
RJG Holding Company                          Cayman Islands         0             0             0              0
Robinelli Limited                                Jersey             0             0             0              0
Vyrona Holdings Limited                          Jersey             0             0             0              0
Zurrah Limited                                   Jersey             0             0             0              0

     This Amendment No. 12 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 12 is being filed primarily because certain Covered Persons (as defined below) have in the aggregate disposed of shares of Common Stock (as defined below) in an amount in excess of one percent of the total number of shares of Common Stock outstanding.

Item 1.  Security and Issuer

     This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

Item 2.  Identity and Background

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         This Schedule contains certain information relating to Sumitomo Bank Capital Markets, Inc. ("SBCM") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SBCM and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SBCM Shares" and the "KAA Shares"). All information contained in this Schedule relating to SBCM and KAA has been included based upon information provided by SBCM and KAA; the separate Schedules 13D filed by SBCM and KAA and any amendments thereto should be referred to for information relating to SBCM and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership or corporation created by or for an Individual Covered Person solely for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the former members of SLK LLC (the "SLK Covered Persons") acquired certain Covered Shares in exchange for their interests in SLK LLC (together with its subsidiaries and affiliates, "SLK");
(iv) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (v) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (vi) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

Item 4.  Purpose of Transactions

         The Individual Covered Persons, other than the Hull Covered Persons, the SLK Covered Persons and the Transferee Covered Persons, acquired the Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired the Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The SLK Covered Persons acquired the Covered Shares in connection with the acquisition by GS Inc. of SLK. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and former direct and indirect owners of Hull to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). During GS Inc.'s fiscal quarter ending February 23, 2001, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of 6,922,950 shares for all Covered Persons). These sales commenced on January 2, 2001. Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule. The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

Item 5.  Interest in Securities of the Issuer

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer


         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (a "Member Agreement"), between such SLK Covered Person and GS Inc. The form of Member Agreement is filed as an Exhibit to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired by the SLK Covered Persons in exchange for their interests in SLK; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a

Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull and the Covered Shares acquired by the SLK Covered Persons in exchange for their interests in SLK. Under these restrictions, each such PMD, Hull Covered Person and SLK Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons, on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Hull Covered Persons, the board of directors have waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 6,922,950 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending February 23, 2001 under the Rule 144 Program described in Item 4 above and in Annex C hereto (of which 2,966,699 Covered Shares had been sold as of January 18, 2001).

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, a Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

         Both SBCM and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SBCM and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. Each Covered Person hereby disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers to Estate Planning Covered Persons who are corporations, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by each corporate Estate Planning Covered Person. In addition, each Controlling Covered Person was required to pledge the capital stock of the corporate Estate Planning Covered Person to GS Inc. in order to further secure the Controlling Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s acquisition of SLK, each SLK Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donation of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999 and December 22, 2000, GS Inc. entered into a Registration Rights Instrument and two substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

Item 7.  Material to be Filed as Exhibits

     Exhibit                                                   Description

         A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

         B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial
                  Schedule 13D).

         C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

         D. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         E. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         F. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

         G. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         H. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         L. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         M. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         N. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         O. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         P. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         Q. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         R. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         S. Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         T. Underwriting Agreement (U.S. Version), dated as of August 1, 2000 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         U. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         V. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial
                  Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

         X. Power of Attorney (incorporated by reference to Exhibit I to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         Y. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

         Z. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                  Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

         AA. Supplemental Registration Rights Instrument, dated as of December 21, 2000.

                                                                         ANNEX A



         INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF
                           CORPORATE COVERED PERSONS


                                                                             CONVICTIONS OR         BENEFICIAL
                                                                             VIOLATIONS OF       OWNERSHIP OF THE
     NAME         CITIZENSHIP    BUSINESS ADDRESS     PRESENT EMPLOYMENT    FEDERAL OR STATE   COMMON STOCK OF THE
                                                                            LAWS WITHIN THE       GOLDMAN SACHS
                                                                            LAST FIVE YEARS        GROUP, INC.
----------------  -----------   -----------------    -------------------    ----------------   --------------------
Steven M.             USA       85 Broad Street      Managing Director,           None         Covered Person, so
Bunson                          New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.

Russell E.            USA       85 Broad Street      Managing Director,           None         Covered Person, so
Makowsky                        New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.

Michael H.            UK        26 New Street,       Partner,                     None         None
Richardson                      St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA

John D. Amaral        UK        Victoria Hall        Vice President/              None         None
                                11 Victoria St.      Account Manager,
                                Hamilton HM11        J&H Marsh & McLennan
                                Bermuda

Marguerite R.         USA       120 Broadway         Vice President,              None         None
Gorman                          New York, NY         Spear, Leeds &
                                10271                Kellogg, L.P.

Richard D.            UK        41 Cedar Avenue      Partner, Appleby,            None         None
Spurling                        Hamilton HM12        Spurling & Kempe
                                Bermuda

                                                                         ANNEX B



ITEMS 2(D)
  AND 2(E).    INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS


None.

                                                                         ANNEX C

ITEM 4.    PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ending February 23, 2001, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above. See Annex E for information on the number of shares of Common Stock sold through January 18, 2001 under the Rule 144 Program (the difference between the number set forth in the following table and the number set forth in Annex E being the number of shares each listed Covered Person intends to sell under the Rule 144 Program during the remainder of the fiscal quarter).

COVERED PERSON                                                        NUMBER OF
                                                                       SHARES
--------------------------------                                     ----------
Bradley I. Abelow                                                     14,847
Paul M. Achleitner                                                    34,667
Jonathan R. Aisbitt                                                   76,856
Armen A. Avanessians                                                  35,000
David Baum                                                            15,338
Frank A. Bednarz                                                         934
Ron E. Beller                                                         32,377
Lloyd C. Blankfein                                                    85,665
Peter L. Briger, Jr.                                                  33,511
Richard J. Bronks                                                     16,357
Lawrence R. Buchalter                                                 25,952
Michael J. Carr                                                       19,325
Christopher J. Carrera                                                16,196
Mary Ann Casati                                                       11,515
Zachariah Cobrinik                                                    26,526
Abby Joseph Cohen                                                     10,000
Gary D. Cohn                                                          42,553
Christopher A. Cole                                                   25,000
Carlos A. Cordeiro                                                    50,570
Henry Cornell                                                         50,000
Jon S. Corzine                                                       174,670
Claudio Costamagna                                                    18,711
Frank L. Coulson, Jr.                                                 64,271
Philip M. Darivoff                                                    12,846
Timothy D. Dattels                                                    30,721
Gavyn Davies                                                          50,000
David A. Dechman                                                      16,096
Joseph Della Rosa                                                     47,543
Alexander C. Dibelius                                                  4,045
John O. Downing                                                       45,000
Connie K. Duckworth                                                   41,905
C. Steven Duncker                                                     25,000
Glenn P. Earle                                                        29,930
Paul S. Efron                                                         16,539
Aubrey Ellis, Jr.                                                      2,000
J. Michael Evans                                                      69,756
W. Mark Evans                                                         90,000
Pieter Maarten Feenstra                                               17,063
Lawton W. Fitt                                                        25,000
David B. Ford                                                         64,807
Edward C. Forst                                                       13,577
Christopher G. French                                                 16,713

COVERED PERSON                                                        NUMBER OF
                                                                       SHARES
--------------------------------                                     ----------
Richard A. Friedman                                                   92,373
Peter C. Gerhard                                                      50,185
Joseph H. Gleberman                                                   60,665
Jeffrey B. Goldenberg                                                 14,046
Jacob D. Goldfield                                                    53,606
Geoffrey T. Grant                                                     28,381
Eric P. Grubman                                                       34,166
Joseph D. Gutman                                                      15,000
Robert S. Harrison                                                    33,566
Thomas J. Healey                                                      50,792
Sylvain M. Hefes*                                                     67,650
David L. Henle                                                        10,000
Mary C. Henry                                                         25,000
M. Roch Hillenbrand                                                   15,000
Jacquelyn M. Hoffman-Zehner                                           23,615
Robert J. Hurst                                                       30,000
Francis J. Ingrassia                                                  36,622
Timothy J. Ingrassia                                                  10,000
Reuben Jeffery III                                                    60,971
Stefan J. Jentzsch                                                    15,778
Ann F. Kaplan                                                         56,686
Barry A. Kaplan                                                       23,062
Scott B. Kapnick                                                      56,367
Robert J. Katz                                                        60,000
Kevin W. Kennedy                                                      83,474
Douglas W. Kimmelman                                                   7,000
Bradford C. Koenig                                                    33,536
Jonathan L. Kolatch                                                   35,716
David G. Lambert                                                      22,584
Thomas D. Lasersohn                                                   16,363
Matthew G. L'Heureux                                                  17,170
Lawrence H. Linden                                                    55,336
Robert Litterman                                                      33,504
Robert H. Litzenberger                                                10,137
Jonathan M. Lopatin                                                   31,092
Michael R. Lynch                                                      70,000
Peter G.C. Mallinson                                                  55,907
Arthur S. Margulis, Jr.                                                9,900
Ronald G. Marks                                                       27,462
Eff W. Martin                                                         66,977
John P. McNulty                                                       91,171
E. Scott Mead                                                         45,000
Sanjeev K. Mehra                                                      18,409
T. Willem Mesdag                                                      43,724
Eric M. Mindich                                                       57,020
Masanori Mochida                                                      77,444
Karsten N. Moller                                                     31,052
Thomas K. Montag                                                      52,059
Robert B. Morris III                                                  60,179
Sharmin Mossavar-Rahmani                                              64,249
Edward A. Mule                                                        48,289
Thomas S. Murphy, Jr.                                                 11,781
Philip D. Murphy                                                      20,000

-------------
* Includes shares held by a corporation wholly owned by the Covered Person.

COVERED PERSON                                                        NUMBER OF
                                                                       SHARES
--------------------------------                                     ----------
Avi M. Nash                                                           10,480
Daniel M. Neidich                                                     68,418
Kipp M. Nelson                                                        31,970
Robin Neustein                                                        12,500
Michael E. Novogratz                                                  14,538
Terence J. O'Neill                                                    54,649
Timothy J. O'Neill                                                    64,000
Donald C. Opatrny, Jr.                                                59,472
Robert J. O'Shea                                                      51,759
Greg M. Ostroff                                                       11,849
Terence M. O'Toole                                                    70,000
Robert J. Pace                                                        12,313
Scott M. Pinkus                                                       52,625
Timothy C. Plaut                                                      35,751
John J. Powers                                                        50,000
Michael A. Price                                                      16,011
Scott Prince                                                          13,826
Stephen D. Quinn                                                      57,848
Michael G. Rantz                                                      31,893
Girish V. Reddy                                                       15,505
Arthur J. Reimers III                                                 39,166
James P. Riley, Jr.                                                   58,411
Simon M. Robertson                                                    46,317
J. David Rogers                                                       63,310
Emmanuel Roman                                                        16,599
Ralph Rosenberg                                                       12,420
Stuart M. Rothenberg                                                  30,151
Michael S. Rubinoff                                                   16,330
Richard M. Ruzika                                                     15,701
Jeri Lynn Ryan                                                         9,189
John C. Ryan                                                          18,000
Michael D. Ryan                                                       10,000
Richard A. Sapp                                                       80,000
Joseph Sassoon                                                        51,446
Tsutomu Sato                                                          20,455
Muneer A. Satter                                                      29,078
Jonathan S. Savitz                                                     9,908
Peter Savitz                                                          26,563
Howard B. Schiller                                                    31,377
Antoine Schwartz                                                      17,165
Eric S. Schwartz                                                      56,655
Charles B. Seelig, Jr.                                                50,000
Steven M. Shafran                                                     23,974
Richard G. Sherlund                                                   37,564
Michael S. Sherwood                                                   53,594
Howard A. Silverstein                                                 20,000
Dinakar Singh                                                         16,087
Christian J. Siva-Jothy                                               16,500
Cody J Smith                                                          36,371
Jonathan S. Sobel                                                     16,052
Marc A. Spilker                                                       29,322
Daniel W. Stanton                                                     40,000
Esta E. Stecher                                                       37,081

COVERED PERSON                                                        NUMBER OF
                                                                       SHARES
--------------------------------                                     ----------
Cathrine S. Steck                                                     12,359
Fredric E. Steck                                                      20,000
Robert K. Steel                                                      100,000
Gene T. Sykes                                                         40,000
Mark R. Tercek                                                        26,628
Donald F. Textor                                                      33,921
John R. Tormondsen                                                    25,000
Leslie C. Tortora                                                     62,455
John L. Townsend III                                                  30,142
Byron D. Trott                                                        20,000
Thomas E. Tuft                                                        70,214
Malcolm B. Turnbull +                                                 17,192
John E. Urban                                                         16,314
Lee G. Vance                                                          41,378
David A. Viniar                                                       70,000
Thomas B. Walker III                                                  76,145
George H. Walker IV                                                   15,092
Patrick J. Ward                                                       97,461
George W. Wellde, Jr.                                                 40,000
Anthony G. Williams                                                   56,010
Gary W. Williams                                                      45,000
Jon Winkelried                                                        56,072
Richard E. Witten                                                     67,001
Yasuyo Yamazaki                                                       19,027
Danny O. Yee                                                          35,077
Michael J. Zamkow                                                     39,134
Gregory H. Zehner                                                     24,388
Joseph R. Zimmel                                                      74,398
Barry L. Zubrow                                                       61,000
Mark A. Zurack                                                        29,327

TRUSTS
The Guapulo Trust                                                     35,625
The Unicorn Trust                                                     69,996

PARTNERSHIPS
Daniel G. Brennan Family Limited                                       5,097
Partnership
The Rizner Family Limited                                              7,623
Partnership

CORPORATIONS
HJS2 Limited                                                          10,697
Majix Limited                                                         22,000
Melalula Limited                                                      61,536

----------

+ Includes shares held by a corporation wholly owned by the Covered Person.

                                                                         ANNEX D



ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS

An aggregate of 26,316 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options that vested and became exercisable on September 25, 2000. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                       ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D

On December 31, 2000, 667,971 shares of Common Stock were allocated to certain Covered Persons' accounts in The Goldman Sachs Defined Contribution Plan, in which 228 Covered Persons participate. These awards were made by GS Inc. for employee compensation purposes. The contributed shares of Common Stock are Covered Shares and are subject to the provisions of the Shareholders' Agreement.

On December 21, 2000, the transfer restrictions on an aggregate of 2,393,322 Covered Shares were waived. 2,013,843 of these Covered Shares were donated by 119 Covered Persons to 119 private charitable foundations and 379,479 of these Covered Shares were donated by 61 Covered Persons to 61 public charitable institutions.

The following sales of shares of Common Stock were made by the following Covered Persons through Goldman, Sachs & Co. for cash on the New York Stock Exchange:


  COVERED PERSON                      TRADE DATE       NUMBER OF SHARES     PRICE PER SHARE
  ----------------------------   ----------------    -------------------   ----------------
Gaetano J. Muzio                 December 20, 2000           2,500               $91.94
Gaetano J. Muzio                 December 26, 2000           2,500                92.06
Gaetano J. Muzio                 December 26, 2000             750                91.94
Gaetano J. Muzio                 December 28, 2000           2,500                99.18
Gaetano J. Muzio                 December 28, 2000           2,500                99.18
John P. Curtin, Jr.              December 28, 2000           5,000               100.00
Gaetano J. Muzio                 December 28, 2000             750                99.18
Charles T. Harris III            January 4, 2001             5,000               107.75


The following sales of shares of Common Stock were made by the following Covered Persons through Mellon Investor Services LLC for cash on the New York Stock
Exchange:


  COVERED PERSON                      TRADE DATE       NUMBER OF SHARES     PRICE PER SHARE
  ----------------------------   ----------------    -------------------   ----------------
Scott R. Weinstein               December 20, 2000           1,207               $90.64
Steven H. Strongin               December 21, 2000             460                91.95
John S. Daly                     December 21, 2000             500                91.95
Randolph C. Snook                December 21, 2000             400                91.95
Patrick Y. Baune                 December 21, 2000             500                91.95
Adrian P. Kingshott              December 21, 2000             482                91.95
John E. Eisenberg                December 22, 2000             200                96.62
Robert N. Packer                 December 22, 2000           1,250                96.62
Douglas W. Catefino              December 26, 2000           1,675                98.68
Geoffrey M. Parker               December 26, 2000           1,355                98.68
Stuart N. Bernstein              December 28, 2000             673               104.88
Joseph Ravitch                   December 28, 2000             150               104.88
Richard C. Lightburn             December 29, 2000             300               106.97
Gregory A. Agran                 January 4, 2001             1,733               113.61
Colin E. King                    January 4, 2001               500               113.61
Daniel H. Klebes II              January 4, 2001             1,132               113.61
James J. Birch                   January 4, 2001               866               113.61
Marc H. Jourdren                 January 4, 2001               750               113.61
March H Jourdren                 January 4, 2001               715               113.61
Andrew C. Devenport              January 4, 2001               449               113.61
John E. Eisenberg                January 4, 2001               200               113.61
Jean-Luc Biamonti                January 4, 2001               548               113.61
Jean-Luc Biamonti                January 4, 2001               692               113.61
Michael G. DeLathauwer           January 4, 2001             2,000               113.61
Joseph Ravitch                   January 4, 2001               180               113.61
C. Howard Wietschner             January 4, 2001               200               113.61
Brian J. Duffy                   January 4, 2001             1,026               113.61
Kevin D. Willsey                 January 4, 2001             1,944               113.61
Daniel M. FitzPatrick            January 4, 2001               991               113.61
David K. Kaugher                 January 4, 2001               550               113.61
John J. Maserson                 January 4, 2001               300               113.61
Robert H. Jolliffe               January 4, 2001             1,141               113.61
Michael H. Siegel                January 4, 2001               614               113.61
George B. Foussianes             January 5, 2001             1,280               107.81
Michael D. Daffey                January 5, 2001             1,320               107.81
Marcus R. Colwell                January 5, 2001               929               107.81
Patrick Y. Baune                 January 5, 2001               487               107.81
Michiya Nagai                    January 5, 2001             1,659               107.81
Teresa E. Holliday               January 5, 2001               400               107.81
Sandra D'Italia                  January 5, 2001               918               107.81
Harvey M. Schwatz                January 5, 2001               500               107.81
Ronald S. Levin                  January 5, 2001             2,502               107.81
Susan R. Leadem                  January 8, 2001               871               104.44
Susan R. Leadem                  January 8, 2001             1,758               104.44
William Connell                  January 8, 2001             1,964               104.44
Thomas K. Lane                   January 9, 2001             1,502               105.38
Robert G. Doumar, Jr.            January 9, 2001               166               105.38
Robert G. Doumar, Jr.            January 9, 2001             1,055               105.38
John J. McCabe                   January 9, 2001               300               105.38
Keith R. Wills                   January 10, 2001              500               105.90
Tetsuya Kawano                   January 11, 2001            1,328               109.62
Robert P. Fisher, Jr.            January 11, 2001            1,000               109.62
Paul S. Schapira                 January 12, 2001              200               109.32
Peter H. Comisar                 January 12, 2001            1,000               109.32
James Del Favero                 January 12, 2001            1,343               109.32
Andrew J. Jonas                  January 12, 2001            1,324               109.32
Ewan M. Kirk                     January 16, 2001              762               110.16
John S. Daly                     January 16, 2001              400               110.16
Elliot M. Alchek                 January 17, 2001            1,508               111.45
George C. Estey                  January 17, 2001            1,980               111.45
Thomas C. Brasco                 January 17, 2001            1,500               111.45
Mark E. Bamford                  January 17, 2001            1,405               111.45
Rory T. Tobin                    January 17, 2001              400               111.45
Neil D. Crowder                  January 18, 2001            1,000               108.77
Koji Kotaka                      January 18, 2001            1,507               108.77
Stephen C. Lichtenauer           January 18, 2001            1,000               108.77

RULE 144 PROGRAM

Commencing on January 2, 2001, the Covered Persons listed in Table I below sold an aggregate of 2,966,699 Covered Shares under the Rule 144 Program referred to in Item 4 above through January 18, 2001. Sales were made on or through the New York Stock Exchange for cash by each listed Covered Person on the days listed in Table II below (the "Trading Days") at the sales prices set forth in Table II. By reason of the operation of the Rule 144 Program, all listed Covered Persons were deemed to have received the same price for the shares sold on a particular Trading Day.

The following table sets forth the name of each Covered Person who participated in the Rule 144 Program, the number of shares sold by such Covered Person on each Trading Day * and the number of shares sold by such Covered Person in the aggregate for all Trading Days:

    Table I


----------

* For rounding purposes, the number of shares sold by a Covered Person on some Trading Days may have been slightly higher or lower than the number listed to avoid the sale of fractional shares.

                             COVERED PERSON                       SHARES SOLD EACH     TOTAL SHARES SOLD ON
                                                                     TRADING DAY         ALL TRADING DAYS
          -------------------------------------------------      ------------------    --------------------
          Bradley I. Abelow                                         530                  6,360
          Paul M. Achleitner                                      1,238                 14,856
          Jonathan R. Aisbitt                                     2,745                 32,940
          Armen A. Avanessians                                    1,250                 15,000
          David Baum                                                548                  6,576
          Frank A. Bednarz                                           33                    396
          Ron E. Beller                                           1,156                 13,872
          Lloyd C. Blankfein                                      3,059                 36,709
          Peter L. Briger, Jr.                                    1,197                 14,364
          Richard J. Bronks                                         584                  7,008
          Lawrence R. Buchalter                                     927                 11,124
          Michael J. Carr                                           690                  8,280
          Christopher J. Carrera                                    578                  6,936
          Mary Ann Casati                                           411                  4,932
          Zachariah Cobrinik                                        947                 11,364
          Abby Joseph Cohen                                         357                  4,284
          Gary D. Cohn                                            1,520                 18,240
          Christopher A. Cole                                       893                 10,716
          Carlos A. Cordeiro                                      1,806                 21,672
          Henry Cornell                                           1,786                 21,432
          Jon S. Corzine                                          6,238                 74,856
          Claudio Costamagna                                        668                  8,016
          Frank L. Coulson, Jr.                                   2,295                 27,541
          Philip M. Darivoff                                        459                  5,508
          Timothy D. Dattels                                      1,097                 13,164
          Gavyn Davies                                            1,786                 21,432
          David A. Dechman                                          575                  6,900
          Joseph Della Rosa                                       1,698                 20,376
          Alexander C. Dibelius                                     144                  1,728
          John O. Downing                                         1,607                 19,284
          Connie K. Duckworth                                     1,496                 17,952
          C. Steven Duncker                                         893                 10,716
          Glenn P. Earle                                          1,069                 12,828
          Paul S. Efron                                             591                  7,092
          Aubrey Ellis, Jr.                                          71                    852
          J. Michael Evans                                        2,491                 29,893
          W. Mark Evans                                           3,214                 38,568
          Pieter Maarten Feenstra                                   609                  7,308
          Lawton W. Fitt                                            893                 10,716
          David B. Ford                                           2,314                 27,769
          Edward C. Forst                                           485                  5,820
          Christopher G. French                                     597                  7,164
          Richard A. Friedman                                     3,299                 39,588
          Peter C. Gerhard                                        1,792                 21,504
          Joseph H. Gleberman                                     2,166                 25,993
          Jeffrey B. Goldenberg                                     502                  6,024
          Jacob D. Goldfield                                      1,914                 22,968
          Geoffrey T. Grant                                       1,014                 12,168
          Eric P. Grubman                                         1,220                 14,640
          Joseph D. Gutman                                          536                  6,432
          Robert S. Harrison                                      1,199                 14,388

                             COVERED PERSON                       SHARES SOLD EACH     TOTAL SHARES SOLD ON
                                                                     TRADING DAY         ALL TRADING DAYS
          -------------------------------------------------      ------------------    --------------------
          Thomas J. Healey                                       1,814                 21,768
          Sylvain M. Hefes*                                      1,208                 28,992
          David L. Henle                                           357                  4,284
          Mary C. Henry                                            893                 10,716
          M. Roch Hillenbrand                                      536                  6,432
          Jacquelyn M. Hoffman-Zehner                              843                 10,116
          Robert J. Hurst                                        1,071                 12,852
          Francis J. Ingrassia                                   1,308                 15,696
          Timothy J. Ingrassia                                     357                  4,284
          Reuben Jeffery III                                     2,177                 26,125
          Stefan J. Jentzsch                                       563                  6,756
          Ann F. Kaplan                                          2,024                 24,289
          Barry A. Kaplan                                          824                  9,888
          Scott B. Kapnick                                       2,013                 24,156
          Robert J. Katz                                         2,143                 25,716
          Kevin W. Kennedy                                       2,981                 35,772
          Douglas W. Kimmelman                                     250                  3,000
          Bradford C. Koenig                                     1,198                 14,376
          Jonathan L. Kolatch                                    1,275                 15,300
          David G. Lambert                                         806                  9,672
          Thomas D. Lasersohn                                      584                  7,008
          Matthew G. L'Heureux                                     613                  7,356
          Lawrence H. Linden                                     1,976                 23,712
          Robert Litterman                                       1,196                 14,352
          Robert H. Litzenberger                                   362                  4,344
          Jonathan M. Lopatin                                    1,110                 13,320
          Michael R. Lynch                                       2,500                 30,000
          Peter G.C. Mallinson                                   1,996                 23,952
          Arthur S. Margulis, Jr.                                  354                  4,248
          Ronald G. Marks                                          981                 11,772
          Eff W. Martin                                          2,392                 28,704
          John P. McNulty                                        3,256                 39,072
          E. Scott Mead                                          1,607                 19,284
          Sanjeev K. Mehra                                         657                  7,884
          T. Willem Mesdag                                       1,561                 18,732
          Eric M. Mindich                                        2,036                 24,433
          Masanori Mochida                                       2,766                 33,192
          Karsten N. Moller                                      1,109                 13,308
          Thomas K. Montag                                       1,859                 22,308
          Robert B. Morris III                                   2,149                 25,789
          Sharmin Mossavar-Rahmani                               2,294                 27,529
          Edward A. Mule                                         1,724                 20,688
          Thomas S. Murphy, Jr.                                    421                  5,052
          Philip D. Murphy                                         714                  8,568
          Avi M. Nash                                              374                  4,488
          Daniel M. Neidich                                      2,443                 29,317
          Kipp M. Nelson                                         1,142                 13,704
          Robin Neustein                                           446                  5,352
          Michael E. Novogratz                                     519                  6,228
          Terence J. O'Neill                                     1,952                 23,424
          Timothy J. O'Neill                                     2,286                 27,432

----------------
*Includes shares held by a corporation wholly owned by the Covered Person.

                             COVERED PERSON                       SHARES SOLD EACH     TOTAL SHARES SOLD ON
                                                                     TRADING DAY         ALL TRADING DAYS
          -------------------------------------------------      ------------------    --------------------
          Donald C. Opatrny, Jr.                                  2,124                25,488
          Robert J. O'Shea                                        1,848                22,176
          Greg M. Ostroff                                           423                 5,076
          Terence M. O'Toole                                      2,500                30,000
          Robert J. Pace                                            440                 5,280
          Scott M. Pinkus                                         1,879                22,548
          Timothy C. Plaut                                        1,277                15,324
          John J. Powers                                          1,786                21,432
          Michael A. Price                                          572                 6,864
          Scott Prince                                              494                 5,928
          Stephen D. Quinn                                        2,066                24,792
          Michael G. Rantz                                        1,139                13,668
          Girish V. Reddy                                           554                 6,648
          Arthur J. Reimers III                                   1,399                16,788
          James P. Riley, Jr.                                     2,086                25,032
          Simon M. Robertson                                      1,654                19,848
          J. David Rogers                                         2,261                27,132
          Emmanuel Roman                                            593                 7,116
          Ralph Rosenberg                                           444                 5,328
          Stuart M. Rothenberg                                    1,077                12,924
          Michael S. Rubinoff                                       583                 6,996
          Richard M. Ruzika                                         561                 6,732
          John C. Ryan                                              486                11,652
          Michael D. Ryan                                           357                 4,284
          Richard A. Sapp                                         2,857                34,284
          Joseph Sassoon                                          1,837                22,044
          Tsutomu Sato                                              730                 8,760
          Muneer A. Satter                                        1,038                12,456
          Jonathan S. Savitz                                        354                 4,248
          Peter Savitz                                              949                11,388
          Howard B. Schiller                                      1,121                13,452
          Antoine Schwartz                                          613                 7,356
          Eric S. Schwartz                                        2,023                24,276
          Charles B. Seelig, Jr.                                  1,786                21,432
          Steven M. Shafran                                         856                10,272
          Richard G. Sherlund                                     1,341                16,092
          Michael S. Sherwood                                     1,914                22,968
          Howard A. Silverstein                                     714                 8,568
          Dinakar Singh                                             574                 6,888
          Christian J. Siva-Jothy                                   589                 7,068
          Cody J Smith                                            1,299                15,588
          Jonathan S. Sobel                                         573                 6,876
          Marc A. Spilker                                         1,047                12,564
          Daniel W. Stanton                                       1,428                17,136
          Esta E. Stecher                                         1,324                15,888
          Cathrine S. Steck
          Fredric E. Steck                                          578                13,860
          Robert K. Steel                                         3,571                42,852
          Gene T. Sykes                                           1,428                17,136
          Mark R. Tercek                                            951                11,412

                             COVERED PERSON                       SHARES SOLD EACH     TOTAL SHARES SOLD ON
                                                                     TRADING DAY         ALL TRADING DAYS
          -------------------------------------------------      ------------------    --------------------
          Donald F. Textor                                        1,211                 14,532
          John R. Tormondsen                                        893                 10,716
          Leslie C. Tortora                                       2,230                 26,760
          John L. Townsend III                                    1,076                 12,912
          Byron D. Trott                                            714                  8,568
          Thomas E. Tuft                                          2,507                 30,084
          Malcolm B. Turnbull +                                     526                  7,368
          John E. Urban                                             583                  6,996
          Lee G. Vance                                            1,478                 17,736
          David A. Viniar                                         2,500                 30,000
          Thomas B. Walker III                                    2,719                 32,628
          George H. Walker IV                                       539                  6,468
          Patrick J. Ward                                         3,480                 41,760
          George W. Wellde, Jr.                                   1,428                 17,136
          Anthony G. Williams                                     2,000                 24,000
          Gary W. Williams                                        1,607                 19,284
          Jon Winkelried                                          2,002                 24,024
          Richard E. Witten                                       2,393                 28,716
          Yasuyo Yamazaki                                           679                  8,148
          Danny O. Yee                                            1,253                 15,036
          Michael J. Zamkow                                       1,398                 16,776
          Gregory H. Zehner                                         871                 10,452
          Joseph R. Zimmel                                        2,657                 31,884
          Barry L. Zubrow                                         2,178                 26,136
          Mark A. Zurack                                          1,047                 12,564

          TRUSTS
          The Guapulo Trust                                       1,272                 15,264
          The Unicorn Trust                                       2,500                 30,000

          PARTNERSHIPS
          The Daniel G. Brennan Family Limited Partnership          182                  2,184
          The Rizner Family Limited Partnership                     272                  3,264

          CORPORATIONS
          HJS2 Limited                                              382                  4,584
          Majix Limited                                             786                  9,432
          Melalula Limited                                        2,198                 26,376


+        Includes shares held by a corporation wholly owned by the Covered
         Person.

Table II


          TRADING DAY                                             PRICE PER SHARE
          ----------------------------------------------         --------------------
          January 2, 2001                                           $101.53
          January 3, 2001                                            104.71
          January 4, 2001                                            113.59
          January 5, 2001                                            107.88
          January 8, 2001                                            105.01
          January 9, 2001                                            104.83
          January 10, 2001                                           106.35
          January 11, 2001                                           109.96
          January 12, 2001                                           109.51
          January 16, 2001                                           110.53
          January 17, 2001                                           111.84
          January 18, 2001                                           108.20

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 23, 2001
                                                  By:   /s/ Gregory K. Palm
                                                      -------------------------

                                                      Name: Gregory K. Palm
                                                      Title:   Attorney-in-Fact

                                  EXHIBIT INDEX

     Exhibit                      Description
     -------                      -----------

         A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

         B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial
                  Schedule 13D).

         C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

         D. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         E. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         F. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

         G. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         H. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         L. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         M. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         N. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         O. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         P. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         Q. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         R. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         S. Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         T. Underwriting Agreement (U.S. Version), dated as of August 1, 2000 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         U. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         V. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial
                  Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

         X. Power of Attorney (incorporated by reference to Exhibit I to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         Y. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

         Z. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                  Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

         AA. Supplemental Registration Rights Instrument, dated as of December 21, 2000.